UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 24, 2012

ProUroCare Medical Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51774	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6440 Flying Cloud Dr., STE 101, Eden Prairie, MN	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	952-476-9093

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On May 24, 2012, ProUroCare Medical Inc. (the “Company”) and Artann Laboratories Inc. (“Artann”) executed a Fourth Amendment to their Development and Commercialization Agreement dated July 25, 2008 (the “Development Agreement”).

Under the terms of the amendment, the parties agreed to reschedule $750,000 of milestone payments to be paid to Artann by the Company upon the FDA’s clearance of the Company’s ProUroScan prostate system, which occurred on April 27, 2012. Under a previous amendment to the Development Agreement, the $750,000 amount due was to have been made in three $250,000 payments. The first payment was to be made upon FDA clearance of the PMI System with a single use probe, the second payment was to be made 30 days later, and the final payment was to be paid within six months of FDA clearance.

Under the revised payment schedule, the Company agreed to make the following payments to Artann:

•	a $100,000 payment by May 25, 2012;

•	$400,000 to be paid in increments of 25% of all net cash received by the Company from any funding source between May 22, 2012 and October 27, 2012, with any unpaid balance payable on October 27, 2012; and

•	a $250,000 payment on October 27, 2012.

In addition, the Company agreed to pay simple interest at a 10% annual rate on the difference between the amounts that would have been paid to Artann under the Third Amendment to the Development Agreement and the cumulative payments made under the current amendment. Further, in recognition of Artann’s accommodation to the Company by rescheduling the timing of payments, the Company agreed to pay an accommodation fee equal to the interest amount that will be paid. The interest and accommodation payments are to be made on October 27, 2012.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements: None
(b)	Pro forma financial information: None
(c)	Shell Company Transactions: None
(d)	Exhibits:

99.1	Amendment No. 4 to Development and Commercialization Agreement by and between Artann Laboratories Inc. and ProUroCare Medical Inc. dated May 24, 2012 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROUROCARE MEDICAL INC.

May 25, 2012	By: /s/ Richard C. Carlson Richard C. Carlson Chief Executive Officer